UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2014

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
______________________________________ (State or other jurisdiction	____________________ (Commission	____________________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue Milwaukee Wisconsin		53209
_____________________________________________________________ (Address of principal executive offices)		__________________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

Johnson Controls, Inc. (the "Company") previously announced the resignation of C. David Myers as President - Building Efficiency effective September 15, 2014 and as a Vice President of the Company effective September 30, 2014. In connection with Mr. Myers’ resignation, on September 30, 2014, the Company and Mr. Myers entered into a separation agreement and release of all claims (the "Separation Agreement"). Under the terms of the Separation Agreement, Mr. Myers resigned his employment with the Company and as an officer and director of the Company and all of its affiliated companies and has agreed to consult for the Company concerning transitional issues relating to the business during the period from October 1, 2014 until March 31, 2015. The Company has agreed to provide separation benefits under the Separation Agreement as compensation for Mr. Myers’ consulting services. In addition, Mr. Myers will be paid an additional hourly fee of $100 per hour for any consulting services that he performs. The Separation Agreement will become effective and enforceable seven days after its execution unless otherwise revoked (the "Effective Date").

The Separation Agreement states that the Company will pay or provide the following: (a) separation pay in the amount of $4,300,000, less withholdings, to be paid within thirty days of the Effective Date, (b) during the consulting period, continued vesting of (i) stock options that the Company granted to Mr. Myers in October 2011 and October 2012 under the Johnson Controls, Inc. 2007 Stock Option Plan and (ii) restricted stock awards that the Company granted to Mr. Myers in November 2010 and October 2012 under the Johnson Controls, Inc. 2001 Restricted Stock Plan, in each case as permitted by the terms of such plan, and (c) payments to Mr. Myers pursuant to the terms of the plans identified below, in accordance with their respective terms, of (i) the fiscal year 2014 bonus under the Annual Incentive Performance Plan, in December 2014, (ii) the fiscal year 2012 award under the Long-Term Incentive Performance Plan, in December 2014, (iii) deferred compensation pursuant to his election, and (iv) a retirement restoration lump sum in July 2015. All other equity awards held by Mr. Myers that would not regularly vest during the consulting period will be forfeited in accordance with the terms of the Company’s equity plans.

In consideration for certain commitments by the Company pursuant to the Separation Agreement, Mr. Myers has agreed to release and waive any claims, demands, rights, liabilities and causes of action prior to and through the Effective Date arising out of or in connection with his employment or termination of employment with the Company that he may have against the Company and any of its subsidiaries, affiliates, and past and present employees, directors, shareholders and representatives, which release and waiver is subject to customary exceptions.

In further consideration for the agreements made by the parties in the Separation Agreement, the Company and Mr. Myers confirm the survival of, and agree to certain modifications beneficial to the Company to, provisions relating to noncompetition and confidentiality contained within the Executive Employment Agreement between the Company and Mr. Myers, dated January 17, 2008, the form of which has been previously filed with the Securities and Exchange Commission. Among other things, the parties extended the term of Mr. Myers’ agreement not to compete with the Company and the period during which Mr. Myers is obligated to maintain the Company’s confidential information.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

October 6, 2014	By:	/s/ Brian Cadwallader
		Name:	Brian Cadwallader
		Title:	Vice President, Secretary and General Counsel